Exhibit 10.22

FORM OF RESTRICTED SHARE UNIT AWARD AGREEMENT

CHRYSLER GROUP LLC 2012 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (“Agreement”) is entered into, effective as of                      , 2012 (the “Grant Date”), by and between Chrysler Group LLC ( the “Company”) and                          (the “Participant”) pursuant and subject to the Chrysler Group LLC 2012 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), as approved by the Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Committee”). Participant and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency or conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and govern unless this Agreement expressly states that an exception to the Plan is being made.

1.	Grant of Restricted Share Units. Subject to the terms and conditions of this Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Participant an Award of Restricted Share Units (the “RSUs”), whose vesting shall be pursuant to and in accordance with Schedule A of this Agreement and is subject to the Participant’s continuous active employment with the Company as set forth in Section 2. An RSU is a phantom equity interest and constitutes a promise of the Company to deliver (or cause to be delivered) to the Participant on the Settlement Date (as defined below), subject to the terms, conditions and restrictions of this Agreement and the Plan (including Section 5 thereof), a cash payment for each RSU earned and vested pursuant to Section 2 and Schedule A equal to the most recently determined Value of a Unit as of the Settlement Date as provided herein.

2.	Date and Conditions of Vesting and Payment. Upon vesting (as determined pursuant to and in accordance with Section 2 and Schedule A of this Agreement), each RSU will be settled by payment of a cash amount (subject to Section 5 of the Plan) equal to the most recently determined Value of one Unit as of the Settlement Date, which shall be made as soon as administratively feasible after the Committee certifies the Participant’s satisfaction of the continuous active employment with the Company, but in no event later than March 15th of the calendar year following the year in which the Award (or portion thereof) vests (the “Settlement Date”), subject to any delay of the payment if the determination of the amount of the payment is not administratively practicable due to unforeseeable events beyond the control of the Company, if and to the extent permitted by Code Section 409A; provided that:

(a)	The Participant is still (i) an employee of the Company or its subsidiaries or (ii), upon a determination of the Committee, in its sole discretion, if transferred to an affiliate of the Parent on or before , 2015, an employee of the affiliate of the Parent at the applicable vesting date; or

(b)	One of the following events occurs prior to the satisfaction of the applicable vesting requirements in Schedule A: Participant’s (1) death or (2) termination of employment due to Disability (as defined in Section 2(c)), in which case, notwithstanding the provisions of Schedule A, the vesting of all remaining unvested RSUs shall accelerate and payment in respect thereof shall be made as soon as practicable after the Participant’s termination of employment due to the Participant’s death or Disability, but in no event later than March 15th of the calendar year following the year in which the Participant’s employment terminates.

(c)	“Disability” means “disability” within the meaning of the applicable long-term disability program of the Company.

3.	Forfeiture of Award. All outstanding RSUs shall be forfeited upon the date:

The Participant’s employment with the Company is terminated for any reason (other than as provided in Section 2(b)) prior to the satisfaction of the applicable vesting requirements in Schedule A.

4.	Adjustments. In the event of an adjustment to the capitalization of the Company under Section 10 of the Plan, the RSUs granted under this Agreement shall be subject to such equitable adjustments as the Committee, in its sole discretion, may deem appropriate.

5.	Withholding for Taxes. To the extent that the receipt of this Award, vesting, or the delivery of the cash payment with respect to any RSUs earned hereunder results in a withholding obligation for social contributions and/or taxes, the Company, in its sole discretion, may withhold any cash or other form of remuneration thereafter payable to the Participant to satisfy its withholding obligations required by law or regulations.

6.	No Rights as Member. The Participant shall have no rights as a Member with respect to any RSU granted under this Award.

7.	Employment. Neither the granting of the RSUs nor any term or provision of this Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of the Company or any of its subsidiaries to guarantee the Participant’s continued employment with the Company or the Participant’s continued participation in the Plan in future years.

8.	Non-Transferability.

(a)	Absent prior written consent of the Committee or except as otherwise provided in the Plan, no RSUs granted under this Agreement may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b)

Consistent with the foregoing, except as contemplated by Section 9 no right or benefit under this Agreement shall be subject to sale, transfer, pledge, assignment, alienation, hypothecation, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to sell, transfer, pledge, assign, alienate, hypothecate, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant shall attempt to sell, transfer, pledge, assign, alienate, hypothecate, encumber or charge any right or benefit hereunder, other than as contemplated by Section 9, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

9.	Assignment and Transfers. Prior to the end of the applicable vesting period, as prescribed in Schedule A and the delivery of the cash payment with respect to any vested RSUs granted hereunder, the Award is not transferable (either voluntarily or involuntarily), other than pursuant to a domestic relations order. Following the Participant’s death, the RSUs will pass by will or, if none, then by the laws of descent and distribution.

10.	Amendment. This Agreement may be amended by the Committee at any time, provided that, except as otherwise provided in the Plan, no such amendment, without the written consent of the Participant, shall materially adversely affect the rights of the Participant granted hereunder.

11.	Miscellaneous.

(a)	Compliance with Code Section 409A. RSUs under this Agreement are intended to be exempt from Code Section 409A and shall be interpreted accordingly; provided, that to the extent any payment is determined to be subject to (and not exempt from) Code Section 409A, such payment shall be made in a manner as to be in compliance with Code Section 409A. It is the intention of the Company and the Participant that this Agreement not result in any unfavorable tax consequences to the Participant under Code Section 409A and this Agreement and awards hereunder shall be interpreted and administered in accordance with such intent. Accordingly, the Participant consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, the Participant a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Participant. This Section 11(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Code Section 409A.

(b)	Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

(c)	Entire Agreement. This Agreement, Schedule A, which is attached hereto and shall be deemed to be a part of this Agreement, the Plan, and any and all other attachments hereto, contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede any prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, including the Plan, and any and all attachments hereto.

(d)	Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, agents, trustees, administrators, successors, and assigns.

(e)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, U.S.A., without regard to the conflicts of law principles of any jurisdiction, except to the extent federal law may be applicable.

(f)	CONSENT TO JURISDICTION. BY ACCEPTING THIS AWARD, THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN DETROIT, MICHIGAN OR ANY STATE COURT LOCATED IN OAKLAND COUNTY, MICHIGAN, U.S.A. IN RESPECT OF ANY MATTER HEREUNDER. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.

(g)	Arbitration. Any and every dispute or difference arising under, or in relation to this Agreement, including any dispute or difference as to the validity, meaning or effect hereof, shall be finally settled by arbitration in Oakland County, Michigan, U.S.A. under the Rules of the United States Federal Arbitration Act. The arbitration award shall be final and binding and shall deal with the question of the costs of arbitration and all matters relating thereto. The arbitrator is not empowered to award damages in excess of reasonable actual damages.

(h)

No Right to Future Grants. The grant of the RSUs is voluntary and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past. All decisions with respect to future grants, if any, will be at the sole discretion of the Committee. The RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Units is unknown and cannot be predicted with certainty. No claim or entitlement to compensation or damages arises from forfeiture or termination of the RSUs or diminution in value of the RSUs or the underlying Units and you irrevocably release the Committee, the Company and/or its subsidiaries from any such claim that may arise. The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan. Your participation in the Plan is voluntary.

(i)	Forfeiture or Recoupment of Awards. RSUs awarded under this Agreement are subject to forfeiture or recoupment as required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002) and any policy of the Company as may apply from time to time.

12.	Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs awarded under this Agreement or the Plan by electronic means or request the Participant’s consent to participate in the administration of this Agreement and the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and accepted by the Participant, effective as of the date first above written.

CHRYSLER GROUP LLC Nancy A. Rae Senior Vice President Human Resources ACCEPTED:

By:	Date:
Participant:

Attachment:

Schedule A: Vesting of Restricted Share Units Award

SCHEDULE A

VESTING OF RESTRICTED SHARE UNITS AWARD

The following continuous employment criteria conditions must be achieved for vesting of the Award (or any portion thereof) granted to                          on                         , subject to Section 2 of this Agreement:

The RSUs granted pursuant to this Agreement will vest ratably at approximately one-third (1/3) per year over a period of three (3) years subject to the Participant’s continuous active employment with the Company during the applicable vesting period beginning on January 1, 2012 and ending on each of the following dates:

(a)	of the RSUs will vest on , 2013

(b)	of the RSUs will vest on , 2014

(c)	of the RSUs will vest on , 2015

To the extent the foregoing continuous employment conditions are not achieved, the Award (or portion thereof) shall not be earned, vested, or payable under this Agreement, except as set forth in Section 2. The achievement of the foregoing continuous employment shall be determined by the Committee, in its sole discretion, as soon as practical after the end of the applicable vesting period.

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